Exhibit 8.5
FORM OF MAISTO E ASSOCIATI TAX OPINION
Milan, [•], 2020
To:
Fiat Chrysler Automobiles N.V.
25 St. James’s Street
London SW1A 1HA
United Kingdom
Dear Sirs,
We have acted as Italian tax counsel for Fiat Chrysler Automobiles N.V. (“FCA”) in connection with FCA’s Registration Statement on Form F-4 filed with the Securities and Exchange Commission on [•], 2020 (the “Registration Statement”).
We have reviewed the section set forth under the caption “Material Tax Considerations – Material Italian Tax Consequences – Tax Consequences of the Merger” in the prospectus included in the Registration Statement. We confirm that the description pertaining to Italian tax matters given in this section is our opinion and fairly reflects Italian tax law as in force as of the date hereof.
We express no opinion as to, and have not made any investigation of, the laws of any jurisdiction other than the tax laws of Italy.
We hereby consent to the use of our name and the filing of this opinion as an exhibit to that Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.
Yours sincerely,